SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15 (D) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): September 30, 2007

Alaska Pacific Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Alaska	0-26003	92-0167101
State or other jurisdiction	Commission	I.R.S. Employer
of incorporation	File Number	Identification No.

2094 Jordan Avenue, Juneau, Alaska		99801
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number (including area code): (907) 789-4844

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.133-4(c))

Item 2.02 Results of Operations and Financial Condition

On November 13, 2007, Alaska Pacific Bancshares, Inc. issued its earnings release for the quarter ended September 30, 2007. A copy of the earnings release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1 Press Release of Alaska Pacific Bancshares, Inc. November 13, 2007

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                                    ALASKA PACIFIC BANCSHARES, INC.

DATE: November 13, 2007	By:	/s/Julie M. Pierce
Senior Vice President and
Chief Financial Officer

Exhibit 99.1

News Release
For Immediate Release

ALASKA PACIFIC REPORTS
THIRD QUARTER EARNINGS

JUNEAU, Alaska, November 13, 2007 -- Alaska Pacific Bancshares, Inc. ("Company") (OTCBB: AKPB), the parent company of Alaska Pacific Bank, announced third quarter net income of $249,000, or $.38 per diluted share. The earnings represent a decrease of $32,000 (11.4%) from the second quarter ended June 30, 2007 and $70,000 (21.9%) from the third quarter of 2006.

Net interest income was $2.4 million for the third quarter of 2007, a 1.3% increase over the second quarter of this year and a 11.3% increase over the third quarter of 2006. The increases reflect both growth in average loans and an improving yield on loans and other earning assets. The net interest margin on average earning assets for the third quarter was 5.46% in 2007 compared with 5.38% last quarter and 5.06% from the third quarter a year ago.

Loans (excluding loans held for sale) were $160.8 million at September 30, 2007, a decrease of 1.5% from last quarter and an increase of 5.9% from a year ago. Deposits at September 30, 2007 were $154.3 million, a $4.9 million (3.3%) increase from last quarter and a $0.5 million (0.3%) increase from a year ago.

Nonaccrual loans at September 30, 2007 were $114,000 compared with $69,000 at June 30, 2007 and $1.3 million at September 30, 2006. Net loan chargeoffs (net recoveries) for the quarter were $49,000 compared with recoveries of $1,000 last quarter and none in the third quarter of 2006. The provision for loan losses was $45,000 in each of the last two quarters, compared with $55,000 in the third quarter of 2006.

Mortgage banking income in the third quarter of 2007 was $92,000 compared with $77,000 last quarter and $59,000 in the third quarter of 2006.

Noninterest expense for the third quarter was $2.3 million, an increase of $142,000 (6.7%) from the second quarter and $388,000 (20.6%) from the third quarter of 2006.

As previously announced, the Company declared a regular quarterly dividend of $.10 per share, payable November 21, 2007, to shareholders of record as of November 7, 2007.

Forward-Looking Statements

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among others, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties.

The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, interest rates, the economy in Southeast Alaska, the real estate market, competitive conditions between banks and non-bank financial services providers, regulatory changes, and other risks detailed in the Company's reports filed with the Securities and Exchange Commission.

Contact: Julie Pierce		Craig E. Dahl
Senior Vice President and CFO	or	President and CEO
907-790-5135		907-790-5101

Alaska Pacific Bancshares, Inc.
Financial Highlights (Unaudited)
Third Quarter 2007
(dollars in thousands, except per-share amounts)

		Three Months Ended

	September 30,	June 30,	September 30,
	2007	2007	2006

Condensed Income Statement:
Interest income	$3,353	$3,310	$3,013
Interest expense	(992)	(1,025)	(887)

Net interest income	2,361	2,285	2,126
Provision for loan losses	(45)	(45)	(55)
Mortgage banking income	92	77	59
Other noninterest income	267	258	288
Noninterest expense	(2,274)	(2,132)	(1,886)

Net income before income tax	401	443	532
Income tax expense	(152)	(162)	(213)

Net income	$249	$281	$319

Earnings per share:
Basic	$.39	$.44	$.51
Diluted	.38	.43	.49
Performance Ratios:
Return on average equity	5.48%	6.25%	7.48%
Return on average assets	0.54	0.62	0.71
Yield on average earning assets	7.76	7.80	7.17
Cost of average interest-bearing liabilities	3.01	3.04	2.71
Interest rate spread	4.75	4.76	4.46
Net interest margin on:
Average earning assets	5.46	5.38	5.06
Average total assets	5.10	5.05	4.74
Efficiency ratio (a)	86.53	83.84	78.13
Average balances:
Loans	$164,932	$162,366	$153,581
Earning assets	172,915	169,749	168,120
Assets	185,297	180,914	179,261
Interest-bearing deposits	118,911	116,751	118,595
Total deposits	149,200	140,716	146,637
Interest-bearing liabilities	131,776	134,817	130,800
Shareholders' equity	18,173	17,973	17,070
Average shares outstanding:
Basic	633,697	633,197	625,592
Diluted	661,316	660,902	651,796

	September 30,	June 30,	September 30,
	2007	2007	2006

Balance sheet data:
Total assets	$185,220	$188,851	$176,835
Loans, before allowance	160,800	163,290	154,174
Loans held for sale	1,390	687	75
Investment securities	4,092	4,535	8,336
Total deposits	154,329	149,387	145,011
Federal Home Loan Bank advances	10,898	18,119	14,069
Shareholders' equity	18,278	18,068	16,375

Shares outstanding (b)	642,609	641,609	627,754

Book value per share	$28.44	$28.16	$26.08

Asset quality:
Allowance for loan losses	1,734	$1,738	$1,416
Allowance as a percent of loans	1.08%	1.06%	0.92%
Nonaccrual loans	114	$69	$1,288
Total nonperforming assets	114	320	1,389
Net chargeoffs (recoveries) for quarter	49	(1)	33

(a)	Noninterest expense divided by the sum of net interest income and noninterest income, excluding mortgage banking income.
(b)	Excludes only treasury stock.